                                                                    EXHIBIT 9(c)
JANUS
100 FILLMORE STREET
DENVER, COLORADO 80206-4928
PH:  303-316-5644
FAX: 303-639-6662
E-MAIL: thomas.early@janus.com

                                                              Thomas A. Early
                                                              Vice President and
                                                              General Counsel

July 26, 2002

Janus Adviser Series
100 Fillmore Street
Denver, Colorado 80206-4928

Re: Public Offering of Janus Adviser Class C Shares Class of Aggressive Growth Fund, Balanced Fund, Capital Appreciation Fund, Core Equity Fund, Flexible Income Fund, Global Value Fund, Growth and Income Fund, Growth Fund, International Fund, Money Market Fund, Strategic Value Fund, and Worldwide Fund

Gentlemen:

I have acted as vice president and general counsel for Janus Adviser Series, a Delaware business trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission of a post-effective amendment to the Trust's registration statement with respect to the proposed sale of shares of beneficial interest, $0.001 par value of the Class C Shares (the "Shares"), as separate class of shares of the above-referenced series of the Trust.

I have examined the Trust's Agreement and Declaration of Trust and Bylaws, as amended, the proceedings of its trustees relating to the authorization, issuance and proposed sale of the Shares, and such other records and documents as I have deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the Shares in the manner contemplated by the aforesaid post-effective amendment to the Trust's registration statement, such Shares will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the above-referenced registration statement. This opinion is for the exclusive use of the Trust in connection with the filing of such post-effective amendment to the Trust's registration statement with the Securities and Exchange Commission (and certain state securities commissions) and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other person or for any other purpose. This opinion is given as of the date hereof and I render no opinion and disclaim any obligation to revise or supplement this opinion based upon any change in applicable law or any factual matter that occurs or comes to my attention after the date hereof.

Very truly yours,


/s/ Thomas A. Early
Thomas A. Early
Vice President and General Counsel

/djw